EXHIBIT II
to
SCHEDULE 13G
under the
Securities Exchange Act of 1934



Pursuant to Rule 13d-1(f) (1) Lehman Brothers Inc., affirms it is individually eligible to use Schedule 13G and agrees that this
Schedule is filed on its behalf.



Lehman Brothers Inc.



By: /s/ Karen C. Manson
    --------------------
Name:  Karen C. Manson
Title: Senior Vice President
Secretary





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